November 29, 2007

Combined Opinion and Consent
Signet International Holdings, Inc.
205 Worth Avenue, Suite 316,
Palm Beach, Florida 33480

    RE:     SIGNET INTERNATIONAL HOLDINGS, INC.

Gentlemen:

You have requested our opinion, as counsel for Signet International Holdings, Inc., a Delaware corporation (the “Company”), in connection with this registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 479,700shares of the Company’s common stock being registered by selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that the 479,700 shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders have been duly authorized, legally issued, and are fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188